Exhibit 10.1

Employment Agreement

THIS EMPLOYMENT AGREEMENT (this “Agreement”) by and between Ocuphire Pharma, Inc., a Delaware corporation (the “Company”), and Nirav Jhaveri (the “Executive”) is signed by the Company and the Executive on February 13, 2024, and made effective as of the Effective Date (defined below).

Recitals

Whereas, the board of directors of the Company (the “Board”) has determined that it is in the best interest of the Company and its stockholders to employ the Executive on the Effective Date, and the Executive desires to enter into this Agreement and to accept such employment as of the Effective Date;

Whereas, the Company and the Executive desire to enter into this Agreement to embody the terms of the Executive’s employment the Company as of the Effective Date; and

 Whereas, this Agreement shall represent the entire understanding and agreement between the parties with respect to the Executive’s employment with the Company.

Agreement

Now, Therefore, in consideration of the foregoing, and for other good and valuable consideration, including the respective covenants and agreements set forth below and in the Confidentiality Agreement (as defined below), the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.          Employment Period. Subject to the Executive satisfying the eligibility requirements to work in the United States in accordance with the Immigration Reform and Control Act of 1986, the effective date of this Agreement and the date Executive commences employment with the Company shall be February 12, 2024 (“Effective Date”).  The Executive’s employment with the Company is for no specific period of time.  The Executive will be an at-will employee of the Company.  Accordingly, the Executive and the Company may terminate this employment relationship at any time and for any reason whatsoever simply by notifying the other.  Any statements or representations to the contrary are superseded by this Agreement.  The at-will nature of the Executive’s employment may be changed only in an express, written employment agreement signed by the Executive and an authorized officer of the Company (duly authorized by the Board).  For purposes of this Agreement, “Employment Period” includes the period commencing on the Effective Date and continuing until the Executive’s employment with the Company is terminated by either party for any reason.

2.           Terms of Employment.

(a)          Position and Duties.

(i)          During the Employment Period, the Executive shall serve as the Chief Financial Officer of the Company on a full time basis, and in such other position or positions with the Company and its subsidiaries as are consistent with the Executive’s position as Chief Financial Officer of the Company, and shall have such duties and responsibilities as are assigned to the Executive by the Board or the Company’s Chief Executive Officer (“CEO”) consistent with the Executive’s position as Chief Financial Officer. The Executive will report to the CEO.  If elected, the Executive agrees to serve as a member of the Board during the Employment Period.  The Executive shall perform his job duties principally from the Executive’s home office in Tennessee, provided that the Executive shall be required to work from time to time at the principal executive offices of the Company and such other locations as needed or reasonably requested from time to time by the CEO.

(ii)        During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote substantially all of his time and attention to the business and affairs of the Company, to discharge the responsibilities assigned to the Executive hereunder, and to use the Executive’s best efforts to perform faithfully and efficiently such responsibilities. During the Employment Period, it shall not be a violation of this Agreement for the Executive to (A) be employed by the Company or any of its subsidiaries or Affiliates, (B) serve on civic or charitable boards, committees, or advisory boards, (C) deliver lectures, fulfill speaking engagements or teach at educational  institutions, (D) manage personal investments, (E) serve on the boards of directors of not-for-profit organizations or (F) serve on the boards of directors of the entities as approved by the Board, so long as such activities do not interfere with the performance of the Executive’s responsibilities as an employee of the Company in accordance with this Agreement.

(iii)       Company Policies.  The Executive’s employment will be subject to the terms of the Company’s employee handbook (as amended from time to time).

(b)          Compensation.

(i)         Base Salary.  During the Employment Period, the Executive shall receive an annualized base salary (the “Base Salary”) equal to $410,000 subject to applicable withholding taxes, which shall be paid in accordance with the Company’s normal payroll practices for senior executive officers of the Company as in effect from time to time.  During the Employment Period, the Base Salary shall be subject to review by the Board or the Compensation Committee of the Board (the “Compensation Committee”) and may be adjusted based upon the Company’s normal performance review practices for senior executive officers.  The Base Salary shall not be reduced (unless otherwise agreed to by the Executive or pursuant to a salary reduction program applicable generally to the Company’s similarly situated employees).  The term “Base Salary” as utilized in this Agreement shall refer to the Base Salary as so increased or adjusted.

(i)         Performance Bonus.  In addition to the Base Salary, for each fiscal year during the Employment Period, the Executive shall be eligible for an annual cash bonus of up to 45% of the Base Salary actually paid to the Executive in such fiscal year (the “Performance Bonus”), based upon the Company and the Executive achieving performance goals and objectives for such fiscal year, as determined by the Compensation Committee or the Board (in their sole and absolute discretion) and as determined in accordance with the policies and practices generally applicable to other senior executive officers of the Company.  The Performance Bonus shall be pro-rated in the initial year based on the Executive’s date of hire. No Performance Bonus amount is guaranteed and, in addition to the other conditions for earning such Performance Bonus, the Executive must remain an employee in good standing of the Company on the Performance Bonus payment date to earn and be eligible to receive a Performance Bonus. The Board (or the Compensation Committee of the Board) will determine whether the Executive has earned the Performance Bonus and the amount of any Performance Bonus based upon achievement of milestones which shall be determined in sole discretion of the Board (or the Compensation Committee of the Board).  If earned, each such Performance Bonus awarded to the Executive shall be paid sometime during the first seventy-five (75) days of the fiscal year next following the fiscal year for which the Performance Bonus is awarded.  For the avoidance of doubt, any Performance Bonus earned by the Executive during fiscal year 2023 shall be prorated by the number of days during which the Executive was employed by the Company in fiscal year 2023.

(ii)         Equity Grant.  Subject to the terms and conditions of the Company 2021 Inducement Plan (as such plan may be amended, modified or replaced, the “Plan”) and the form of grant notice and award agreement issued thereunder (collectively, the “Equity Documents”), promptly following the Effective Date and approval by the Board (or the Compensation Committee), the Company will issue the Executive an Option (as defined in the Plan) to purchase 210,000 shares of the Company’s Common Stock (the “Stock Option Award”) and an Restricted Stock Award (as defined in the Plan) for 140,000 shares of the Company’s Common Stock (the “RSU Award” and together with the Stock Option Award, the “Equity Awards”). The Equity Awards shall include the following additional terms: (A) the exercise price per share for the Stock Option Award shall be equal to the Fair Market Value (as defined in the Plan) of a share of the Company’s Common Stock on the date of grant of the Stock Option Award; and (B) subject to the Executive’s continued employment with the Company and the terms and conditions of the Plan, the Equity Awards shall each vest as follows: twenty-five percent (25%) of the Equity Awards shall vest on the one (1) year anniversary of the Effective Date and the balance of the Equity Awards shall vest in equal monthly installments on the last day of each month over the next thirty-six (36) months.  For the avoidance of doubt, in the event of any conflict between the terms of this Section 2(b)(ii) of this Agreement and the terms of the Plan and Equity Documents, the terms of the Plan and Equity Documents shall control.

(iii)       Welfare Benefit Plans. During the Employment Period, the Executive and/or the Executive’s family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company and its Affiliates (including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs) made available to other senior executive officers of the Company. Notwithstanding the foregoing, the Company may amend or discontinue any such welfare benefit plans, practices, policies and programs at any time in its sole discretion.

(iv)      Expenses.  During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in accordance with the plans, practices, policies and programs of the Company.

(v)        Vacation. During the Employment Period, the Executive shall be entitled to paid vacation in accordance with the plans, practices, policies and programs of the Company consistent with the treatment of other senior executive officers of the Company.

3.           Termination of Employment.

(a)         Notwithstanding Section 1, the Employment Period shall end upon the earliest to occur of (i) the Executive’s death, (ii) a Termination due to Disability (as defined below), (iii) a Termination for Cause (as defined below), (iv) the Termination Date specified in connection with any exercise by the Company of its Termination Right (as defined below), (v) a Termination for Good Reason (as defined below) by the Executive, or (vi) the termination of this Agreement by Executive pursuant to Section 3(b).  Upon termination of the Executive’s employment for any reason, the Executive will be deemed to have automatically resigned, effective as of the Termination Date, from any and all positions that the Executive holds as an officer, director, manager and/or member of any governing body (or a committee thereof), in any case, of the Company or any of its Affiliates (as defined below).

(b)        This Agreement may be terminated by the Executive at any time upon thirty (30) days prior written notice to the Company or upon such shorter period as may be agreed upon between the Executive and the Board or the CEO.  In the event of a termination by the Executive other than a Termination for Good Reason, the Company shall be obligated only to continue to pay the Executive’s Base Salary and provide other benefits provided by this Agreement up to the date of the termination.

(c)          Benefits Payable Under Termination.

(i)        In the event of the Executive’s death during the Employment Period or a Termination due to Disability, the Executive or the Executive’s beneficiaries or legal representatives shall be provided the Unconditional Entitlements (as defined below), and any additional benefits that are or become payable under any Company plan, policy, practice or program or any contract or agreement with the Company by reason of the Executive’s death or Termination due to Disability.

(ii)          In the event of the Executive’s Termination for Cause or termination by the Executive other than a Termination for Good Reason, the Executive shall be provided the Unconditional Entitlements.

(iii)       In the event of a Termination for Good Reason or the exercise by the Company of its Termination Right, the Executive shall be provided the Unconditional Entitlements and, subject to the Executive signing and delivering to the Company and not subsequently revoking before the sixtieth (60th) day following the Termination Date, a general release of claims in favor of the Company and certain related parties in a form reasonably satisfactory to the Company, which the Company shall provide to the Executive (the “Release”), the Company shall provide the Executive the Conditional Benefits.  Any and all amounts payable and benefits or additional rights provided to the Executive upon a termination of the Executive’s employment pursuant to this Section 3(c) (other than the Unconditional Entitlements) shall only be payable or provided if (A) the Executive signs and delivers the Release and complies with its terms, (B) the Release becomes irrevocable prior to the sixtieth (60th) day following the Termination Date, and (C) the Executive complies with all of his post-termination obligations to the Company, including (without limitation) under the Confidentiality Agreement.

(d)        Unconditional Entitlements.  For purposes of this Agreement, the “Unconditional Entitlements” to which the Executive may become entitled under Section 3(c) are as follows:

(i)        Earned Amounts.  The Earned Compensation shall be paid within thirty (30) days following the termination of the Executive’s employment hereunder or such earlier date as may be required by applicable law.

(ii)         Benefits. All benefits payable to the Executive under any employee benefit plans (including, without limitation any pension plans or 401(k) plans) of the Company or any of its Affiliates applicable to the Executive at the time of termination of the Executive’s employment with the Company and all amounts and benefits (other than the Conditional Benefits) which are vested or which the Executive is otherwise entitled to receive under the terms of or in accordance with any plan, policy, practice or program of, or any contract or agreement with, the Company, at or subsequent to the date of the Executive’s termination without regard to the performance by the Executive of further services or the resolution of a contingency, shall be paid or provided in accordance with and subject to the terms and provisions of such plans, it being understood that all such benefits shall be determined on the basis of the actual date of termination of the Executive’s employment with the Company.

(iii)        Indemnities.  Any right which the Executive may have to claim a defense and/or indemnity for liabilities to, or claims asserted by, third parties in connection with the Executive’s activities as an officer, director, or employee of the Company shall be unaffected by the Executive’s termination of employment (other than the Executive’s Termination for Cause) and shall remain in effect in accordance with its terms.

(iv)      Medical Coverage.  The Executive shall be entitled to such continuation of health care coverage as is required under, and in accordance with, applicable law or otherwise provided in accordance with the Company’s policies.  The Executive shall be notified in writing of the Executive’s rights to continue such coverage after the termination of the Executive’s employment pursuant to this Section 3(d)(iv), provided that the Executive timely complies with the conditions to continue such coverage.  The Executive understands and acknowledges that the Executive is responsible to make all payments required for any such continued health care coverage that the Executive may choose to receive (except to the extent additional rights are provided upon Executive’s qualifying to receive Conditional Benefits).

(v)          Business Expenses. The Executive shall be entitled to reimbursement, in accordance with the Company’s policies regarding expense reimbursement as in effect from time to time, for all business expenses incurred by the Executive prior to the termination of the Executive’s employment.

(vi)         Stock Options/Equity Awards. The Executive’s rights with respect to any stock option, restricted stock or other equity award granted to the Executive by the Company shall be governed by the terms and provisions of the applicable Original Stock Option Award Documents or Original Award Documents.

(e)        Conditional Benefits. For purposes of this Agreement, the “Conditional Benefits” to which the Executive may become entitled are as follows:

(i)           Severance Amount. The Severance Amount will be subject to all applicable withholdings and will be payable by the Company to the Executive in nine (9) equal installments beginning on the first regular payroll date following the date that the Release becomes effective and irrevocable or, if any component of the Severance Amount is subject to Section 409A, beginning on the first regular Company payroll date after the sixtieth (60th) day following the Termination Date.

(ii)         COBRA. Provided that the Executive timely elects continued health insurance coverage under the federal COBRA law and under the Company’s group health plans following the Termination Date, then the Company shall pay 100% of the COBRA premiums necessary to continue the Executive’s and the Executive’s covered dependents’ health insurance coverage in effect for the Executive (and the Executive’s covered dependents) on the Termination Date until the earliest of: (A) nine (9) months following the Termination Date; (B) the date when the Executive becomes eligible for substantially equivalent health insurance coverage in connection with new employment; or (C) the date the Executive ceases to be eligible for COBRA continuation coverage for any reason, including plan termination (such period from the Termination Date through the earlier of (A)-(C) (the “COBRA Payment Period”). Notwithstanding the foregoing, if at any time the Company determines that its payment of COBRA premiums on the Executive’s behalf would result in a violation of applicable law (including, but not limited to, the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), or not available for other reasons, then in lieu of paying COBRA premiums pursuant to this Section 3(e)(ii), the Company shall pay the Executive on the last day of each remaining month of the COBRA Payment Period, a fully taxable cash payment equal to the premium for such month, subject to applicable tax withholding, for the remainder of the COBRA Payment Period. Nothing in this Agreement shall deprive the Executive of the Executive’s rights under COBRA or ERISA for benefits under plans and policies arising under the Executive’s employment by the Company.

(iii)        Additional Distribution Rules.  Notwithstanding any other payment date or schedule provided in this Agreement to the contrary, if the Executive is deemed on the Termination Date of the Executive’s employment to be a “specified employee” within the meaning of that term under Section 409A of the Code and the regulations thereunder (“Section 409A”), then each of the following shall apply:

(A)          With regard to any payment that is considered “nonqualified deferred compensation” under Section 409A and payable on account of a “separation from service” (within the meaning of Section 409A and as provided in Section 3(f) of this Agreement), such payment shall not be made prior to the date which is the earlier of (1) the expiration of the six (6)-month period measured from the date of the Executive’s “separation from service,” and (2) the date of the Executive’s death (the “Delay Period”) to the extent required under Section 409A.  Upon the expiration of the Delay Period, all payments delayed pursuant to this Section 3(e)(iii)(A) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid to the Executive in a lump sum, and all remaining payments due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein; and

(B)         To the extent that benefits to be provided during the Delay Period are considered “nonqualified deferred compensation” under Section 409A provided on account of a “separation from service,” the Executive shall pay the cost of such benefits during the Delay Period, and the Company shall reimburse the Executive, to the extent that such costs would otherwise have been paid or reimbursed by the Company or to the extent that such benefits would otherwise have been provided by the Company at no cost to the Executive, for the Company’s share of the cost of such benefits upon expiration of the Delay Period, and any remaining benefits shall be paid, reimbursed or provided by the Company in accordance with the procedures specified herein.

The foregoing provisions of this Section 3(e)(iii)(A) and (B) shall not apply to any payments or benefits that are excluded from the definition of “nonqualified deferred compensation” under Section 409A, including, without limitation, payments excluded from the definition of “nonqualified deferred compensation” on account of being separation pay due to an involuntary separation from service under Treasury Regulation 1.409A-1(b)(9)(iii) or on account of being a “short-term deferral” under Treasury Regulation 1.409A-1(b)(4).

(f)           Definitions.  For purposes of this Agreement, the following terms shall have the meanings ascribed to them below:

(i)          “Affiliate” means any corporation, partnership, limited liability company, trust or other entity which directly, or indirectly through one or more intermediaries, controls, is under common control with, or is controlled by, the Company.

(ii)          “Change in Control” shall have the meaning ascribed to such term in the Plan.

(iii)        “Code” means the Internal Revenue Code of 1986, as amended and the rules and regulations promulgated thereunder.

(iv)         “Earned Compensation” means any Base Salary earned, but unpaid, for services rendered to the Company on or prior to the date on which the Employment Period ends pursuant to Section 3(a).

(v)         “Original Award Documents” means, with respect to any restricted stock or other equity award, the terms and provisions of the award agreement related to and the Plan governing such restricted stock or other equity award, each as in effect on the Termination Date.

(vi)       “Original Stock Option Award Documents” means, with respect to any stock option, the terms and provisions of the award agreement and Plan pursuant to which such stock option was granted, each as in effect on the Termination Date.

(vii)       “Severance Amount” means an amount equal to 0.75 times the sum of (A) the annual Base Salary as in effect as of the Termination Date and (B) an amount equal to a prorated portion of the Performance Bonus for the year in which the Termination Date occurs, with such prorated amount determined by multiplying the Executive’s target Performance Bonus for the year in which the Termination Date occurs by a fraction, the numerator of which is the number of full months during such year in which the Executive was employed and the denominator of which is twelve (12).

(viii)    “Termination for Cause” means a termination of the Executive’s employment by the Company due to (A) the Executive’s commission of a felony or other crime involving moral turpitude or the commission of any other act or omission involving misappropriation, disloyalty, fraud, or breach of fiduciary duty, (B) the Executive’s repeated failure to perform duties as reasonably directed by the Company, (C) the Executive’s gross negligence or willful misconduct in the performance of the Executive’s job duties, (D) the Executive violating any of the material terms of the Company’s established rules or policies, or (E) any other material breach of this Agreement or any other agreement between the Executive and the Company which, if curable, is not cured to the Company’s reasonable satisfaction within fifteen (15) days after written notice thereof to the Executive.

(ix)        “Termination Date” means the earlier to occur of (A) the date the Company specifies in writing to the Executive in connection with the exercise of its Termination Right; (B) the date the Executive specifies in writing to the Company in connection with any notice to effect a Termination for Good Reason; or (C) the date on which the Employment Period ends pursuant to Section 3(a).  Notwithstanding the foregoing, a termination of employment will not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits subject to Section 409A upon or following a termination of employment unless such termination is also a “separation from service” (within the meaning of Section 409A), and notwithstanding anything contained herein to the contrary, the date on which such separation from service takes place will be the Termination Date.

(x)         “Termination due to Disability” means a termination of the Executive’s employment by the Company because the Executive has been incapable, after reasonable accommodation, of substantially fulfilling the positions, duties, responsibilities and obligations set forth in this Agreement because of physical, mental or emotional incapacity resulting from injury, sickness or disease for a period of (A) six (6) consecutive months or (B) an aggregate of nine (9) months (whether or not consecutive) in any twelve (12) month period.  Any question as to the existence, extent or potentiality of the Executive’s disability shall be determined by a qualified physician selected by the Company with the consent of the Executive, which consent shall not be unreasonably withheld.  The Executive or the Executive’s legal representatives or any adult member of the Executive’s immediate family shall have the right to present to such physician such information and arguments as to the Executive’s disability as he, she or they deem appropriate, including the opinion of the Executive’s personal physician.

(xi)        “Termination for Good Reason” means a termination of the Executive’s employment by the Executive within thirty (30) days of the Company’s failure to cure, in accordance with the procedures set forth below, any of the following events: (A) a reduction in Executive’s annual Base Salary as in effect immediately prior to such reduction by more than 10%, unless such reduction is made pursuant to an across the board reduction applicable to all senior executives of the Company; (B) the removal of the Executive by the Company from the position of Chief Financial Officer of the Company; (C) a material reduction in the Executive’s duties and responsibilities as in effect immediately prior to such reduction; or (D) a material breach of any material provision of this Agreement by the Company.  Notwithstanding the foregoing, in order to constitute a “Termination for Good Reason,” the Executive must provide written notice to the Company within thirty (30) days after the first occurrence of the event giving rise to the claim of Termination for Good Reason, stating that the Executive intends to commence a Termination for Good Reason and specifying the factual basis for such termination and providing the Company an opportunity to cure such event within twenty-one (21) days of the receipt of such notice.  Notwithstanding the foregoing, a termination shall not be treated as a Termination for Good Reason if the Executive shall have consented to the occurrence of the event giving rise to the claim of Termination for Good Reason.  Any actions taken by the Company to accommodate a disability of the Executive or pursuant to any applicable law shall not give rise to a claim of Termination for Good Reason.

(xii)      “Termination Right” means the right of the Company, in its sole, absolute and unfettered discretion, to terminate the Executive’s employment under this Agreement for any reason or no reason whatsoever.  For the avoidance of doubt, any Termination for Cause effected by the Company shall not constitute the exercise of its Termination Right.

(g)         Conflict with Plan.  As permitted under the terms of the Plan, the Company and the Executive agree that the definitions of Termination for Cause or Termination for Good Reason set forth in this Section 3 shall apply in place of any similar definition or comparable concept applicable under the Plan (or any similar definition in any successor plan).

(h)         Section 409A.   It is intended that payments and benefits under this Agreement either be excluded from or comply with the requirements of Section 409A and the guidance issued thereunder and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted consistent with such intent.  In the event that any provision of this Agreement is subject to but fails to comply with Section 409A, the Company may revise the terms of the provision to correct such noncompliance to the extent permitted under any guidance, procedure or other method promulgated by the Internal Revenue Service now or in the future or otherwise available that provides for such correction as a means to avoid or mitigate any taxes, interest or penalties that would otherwise be incurred by the Executive on account of such noncompliance.  Provided, however, that in no event whatsoever shall the Company be liable for any additional tax, interest or penalty imposed upon or other detriment suffered by the Executive under Section 409A or damages for failing to comply with Section 409A.  Solely for purposes of determining the time and form of payments due the Executive under this Agreement (including any payments due under Sections 3(c) or 5) or otherwise in connection with the Executive’s termination of employment with the Company, the Executive shall not be deemed to have incurred a termination of employment unless and until the Executive shall incur a “separation from service” within the meaning of Section 409A.  The parties agree, as permitted in accordance with the final regulations thereunder, a “separation from service” shall occur when the Executive and the Company reasonably anticipate that the Executive’s level of bona fide services for the Company (whether as an employee or an independent contractor) will permanently decrease to no more than forty (40) percent of the average level of bona fide services performed by the Executive for the Company over the immediately preceding thirty-six (36) months (or the period of Executive’s employment if Executive has been employed with the Company less than thirty-six (36) months at the time of the Executive’s termination).  The determination of whether and when a separation from service has occurred shall be made in accordance with this subparagraph and in a manner consistent with Treasury Regulation 1.409A-1(h).  All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirements that (i) any reimbursement is for expenses incurred during the Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement (and the in-kind benefits to be provided) during a calendar year may not affect the expenses eligible for reimbursement (and the in-kind benefits to be provided) in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement (or in-kind benefits) is not subject to set off or liquidation or exchange for any other benefit.  For purposes of Section 409A, the Executive’s right to any installment payments under this Agreement shall be treated as a right to receive a series of separate and distinct payments.  Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within ninety (90) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

4.           Executive Remedy.  The Executive acknowledges and agrees that the payment and rights provided under Section 3 are fair and reasonable, and are the Executive’s sole and exclusive remedy, in lieu of all other remedies at law or in equity, for termination of the Executive’s employment by the Company upon exercise of its Termination Right pursuant to this Agreement or upon a Termination for Good Reason.

5.           Additional Payments Following a Change in Control.

(a)         If, within twelve (12) months following a Change in Control: (i) the Executive effects a Termination for Good Reason; or (ii) the Company terminates the Executive’s employment other than due to the Executive’s death, a Termination for Cause or a Termination due to a Disability, then subject to the conditions set forth in Section 3(c)(iii), including, but not limited to, Executive’s timely execution and non-revocation of the Release:

(i)          the Company shall pay to the Executive, in a lump sum in cash within ninety (90) days after the Termination Date, the aggregate of the following amounts:

(A)           the Unconditional Entitlements, and

(B)          the amount equal to 0.75 times the sum of (y) the annual Base Salary as in effect as of the Termination Date and (z) the Executive’s target Performance Bonus for the year in which the Termination Date, and

(ii)          all of the Executive’s remaining stock options, restricted stock or other equity awards that were issued by the Company and assumed, continued or substituted by the surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) in a transaction that constitutes a Change in Control and remain subject to time vesting conditions on the Termination Date shall fully vest on the Termination Date and become immediately exercisable in accordance with the terms of the applicable Original Stock Option Award Documents and Original Award Agreements, and

(iii)         the Company shall provide the Executive all of the Conditional Benefits except the Severance Amount set forth in Section 3(e)(i).

(b)         If any payment or benefit (whether or not pursuant to this Agreement) the Executive would receive in connection with a Change in Control from the Company or otherwise (the “Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this paragraph, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Executive shall have the option to select one of the following two alternative forms of payment: (A) payment in full of the entire amount of the Payment, or (B) payment of only a part of the Payment so that the Executive receives the largest payment possible without the imposition of the Excise Tax (a “Reduced Payment”).  If Executive elects to receive a Reduced Payment, the reduction in payments and/or benefits shall occur in the following order: (A) reduction of cash payments in the reverse chronological order in which otherwise payable; (B) cancellation of accelerated vesting of equity awards other than stock options; (C) cancellation of accelerated vesting of stock options; and (D) reduction of other benefits paid to Executive in the reverse chronological order in which otherwise payable.  In the event that acceleration of compensation from the Executive’s equity awards is to be reduced, such acceleration of vesting shall be canceled in the reverse order of the date of grant and, in the case of a particular grant, in the reverse chronological order in which the grant would otherwise vest.

(c)          The independent registered public accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change in Control, or a nationally recognized law firm, shall make all determinations required to be made under this Section 5.  If the independent registered public accounting firm or nationally recognized law firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Company shall appoint an independent registered public accounting firm or nationally recognized law firm to make the determinations required hereunder.  The Company shall bear all expenses with respect to the determinations by such independent registered public accounting firm required to be made hereunder.

(d)         The independent registered public accounting firm or law firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and the Executive within fifteen (15) calendar days after the date on which Executive’s right to a Payment is triggered (if requested at that time by the Company or Executive) or such other time as requested by the Company or Executive.  Any good faith determinations of the accounting firm or law firm made hereunder shall be final, binding and conclusive upon the Company and Executive.

6.          Employee Proprietary Information, Inventions Assignment, and Non-Competition Agreement.  In connection with this Agreement, and as a condition of the Executive’s employment with the Company, the Executive shall sign and abide by the Employee Proprietary Information, Inventions Assignment and Non-Competition Agreement (“Confidentiality Agreement”), a copy of which is attached as Exhibit A to this Agreement.  The Confidentiality Agreement may be amended by the parties from time to time without regard to this Agreement, and contain provisions that are intended by the parties to survive and do survive termination or expiration of this Agreement.

7.           Successors.

(a)         This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution.  This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b)          This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns and any party acting in the form of a receiver or trustee capacity.

(c)          The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

8.           Miscellaneous.

(a)         This Agreement shall be construed, and the rights and obligations of the parties hereunder determined, in accordance with the substantive laws of the State of Michigan, without regard to its conflict-of-laws principles.  For the purposes of any suit, action or proceeding based upon, arising out of or relating to this Agreement or the negotiation, execution or performance hereof, the parties hereby expressly submit to the jurisdiction of all federal and state courts sitting within the confines of the Federal Eastern District of Michigan (the “Venue Area”) and consent that any order, process, notice of motion or other application to or by any such court or a judge thereof may be served within or without such court’s jurisdiction by registered mail or by personal service in accordance with Section 8(b).  The parties agree that such courts shall have the exclusive jurisdiction over any such suit, action or proceeding commenced by either or both of said parties.  Each party hereby irrevocably waives any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding based upon, arising out of or relating to this Agreement or the negotiation, execution or performance hereof, brought in any federal or state court sitting within the confines of the Venue Area and hereby further irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.  This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b)          All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:	At Executive’s address as it appears in the
Company’s books and records or at such other
place as Executive shall have designated by
notice as herein provided to the Company

If to the Company:	Ocuphire Pharma, Inc.
Attn:

with a copy to:	Sidley Austin LLP
Attn:

or to such other address as either party shall have furnished to the other in writing in accordance herewith.  Notice and communications shall be effective when actually received by the addressee.

(c)         The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(d)         From and after the Effective Date, the Company shall cover the Executive under directors’ and officers’ liability insurance both during and, while potential liability exists, after the Employment Period in the same amount and to the same extent as the Company covers its other executive officers and directors.

(e)        The Company hereby agrees to indemnify the Executive and hold the Executive harmless to the extent provided under the Amended and Restated Certificate of Incorporation of the Company, the Amended and Restated Bylaws of the Company, and any Indemnification Agreement entered into by and between the Company and the Executive against and in respect of any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including reasonable attorney’s fees), losses, and damages resulting from the Executive’s good faith performance of the Executive’s duties and obligations with the Company. For clarity, the Executive shall not be entitled to any indemnification in any proceeding brought by the Company against the Executive or his affiliates or any proceeding relating to or arising out of conduct that could form the basis for a Termination for Cause.  This obligation shall survive the termination of the Executive’s employment with the Company.

(f)         The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes that the Company determines are required to be withheld pursuant to any applicable law or regulation.

(g)         The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder shall not be deemed to be a waiver of such provision of right or any other provision or right of this Agreement.

(h)       This Agreement, the Confidentiality Agreement, the Original Award Documents, the Original Stock Option Award Documents and all agreements, documents, instruments, schedules, exhibits or certificates prepared in connection herewith, and as of the Effective Date represent the entire understanding and agreement between the parties with respect to the subject matter hereof, supersede all prior understandings, agreements or negotiations between such parties, whether written or oral, and may be amended, supplemented or changed only by an agreement in writing which makes specific reference to this Agreement or the agreement or document delivered pursuant hereto, as the case may be, and which is signed by the party against whom enforcement of any such amendment, supplement or modification is sought.   If any of the terms and conditions of this Agreement conflict with the terms and conditions of the Original Award Documents and the Original Stock Option Award Documents, the terms and conditions of this Agreement shall control.  All non-conflicting terms of the Original Award Documents and the Original Stock Option Award Documents are hereby expressly preserved.

(i)          This Agreement may be executed in one or more counterparts and by facsimile, each of which shall constitute an original and all of which together shall constitute one and the same instrument.  Signatures of the parties transmitted by facsimile or via .pdf format shall be deemed to be their original signatures for all purposes.  The words “execution,” “signed,” “signature,” and words of like import shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the Michigan Uniform Electronic Transactions Act, or any other similar state laws based on the Uniform Electronic Transactions Act.  This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, to the extent delivered by means of a facsimile machine or electronic mail (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original agreement or instrument and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.  At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto will re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument will raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent such defense related to lack of authenticity.

Signatures on the Following Page

In Witness Whereof, the Company and the Executive have executed this Agreement as of the date first above written.

The Executive:	The Company:

Ocuphire Pharma, Inc.

By:	/s/ George Magrath
Name:	George Magrath, M.D., M.B.A., M.S.
	Title:	CEO
/s/ Nirav Jhaveri
Nirav Jhaveri

Signature Page to
Employment Agreement

Exhibit A

Employee Proprietary Information, Inventions Assignment
and Non-Competition Agreement

Signature Page to
Employment Agreement